Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-165015 and 333-169018) and S-3 (No. 333-182189) of Embassy Bancorp, Inc. and its subsidiary of our report dated March 15, 2018 relating to the consolidated balance sheets and the effectiveness of Embassy Bancorp, Inc. and its subsidiary’s internal control over financial reporting, which appears in the Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Baker Tilly Virchow Krause, LLP

Allentown, Pennsylvania

March 15, 2018